Press Release
FOR IMMEDIATE RELEASE
Contact: Walter H. Hasselbring, III
 Telephone: (815) 432-2476

Watseka, Illinois

IF BANCORP, INC.
ANNOUNCES STOCK REPURCHASE PROGRAM

Watseka, Illinois, May 14, 2014 - IF Bancorp, Inc. (NASDAQ Capital: IROQ) (the “Company”), the holding company for Iroquois Federal Savings and Loan Association, today announced that its Board of Directors has adopted a stock repurchase program.  Under the new repurchase program, the Company may repurchase up to 221,383 shares of its common stock, or approximately 5% of the current outstanding shares.

According to Alan D. Martin, President and Chief Executive Officer of the Company, “The repurchase of our common stock represents our long-term commitment to enhancing shareholder value. We intend to repurchase our common stock to the extent we believe that our stock price makes repurchases an attractive use of capital.”

IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association (the “Association”).  The Association, originally chartered in 1883, is a community-oriented financial institution that conducts its operations from its five full-service banking offices located in the municipalities of Watseka, Danville, Clifton, Hoopeston, and Savoy, Illinois and its loan production and wealth management office in Osage Beach, Missouri. Iroquois Federal Savings and Loan Association offers a broad array of retail and commercial lending and deposit services.  The principal activity of the Association’s wholly-owned subsidiary, L.C.I. Service Corporation (“L.C.I.”), is the sale of property and casualty insurance.